Exhibit 23.2

Deloitte Anjin LLC 9F., One IFC, 10, Gukjegeumyung-ro, Youngdeungpo-gu, Seoul 07326, Korea Tel: +82 (2) 6676 1000 Fax: +82 (2) 6674 2114 www.deloitteanjin.co.kr

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our reports dated April 30, 2018 relating to the consolidated financial statements of Woori Bank and its subsidiaries (collectively, the “Bank”) and the effectiveness of the Bank’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Woori Bank for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Anjin LLC

Deloitte Anjin LLC

Seoul, Korea

July 26, 2018